Exhibit 99.1

Digital Ally, Inc. Receives Notification of Deficiency from Nasdaq Related to Delayed Filing of Quarterly Report on Form 10-Q

Lenexa, KS | November 27, 2024 Digital Ally, Inc. (Nasdaq: DGLY) (the “Company”) today announced it received a delinquency notification letter from Nasdaq on November 25, 2024, which indicated that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) as a result of the delayed filing of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2024 (the “Quarterly Report”). The Nasdaq Listing Rule requires listed companies to timely file all required periodic financial reports with the U.S. Securities and Exchange Commission (the “SEC”). This notification has no immediate effect on the listing of the Company’s securities on Nasdaq.

Nasdaq has informed the Company that it must submit a plan to regain compliance with respect to the filing requirement by January 24, 2025. If the plan is accepted, Nasdaq can grant an exception of up to 180 calendar dates from the due date of the initial delinquent filing for the period ended September 30, 2024, or until May 19, 2025, to regain compliance.

The Company is working diligently to file the Quarterly Report as promptly as practical, and expects to return to a normal filing cadence in 2025.

About Digital Ally

Digital Ally Companies (NASDAQ: DGLY) through its subsidiaries, is engaged in video solution technology, human & animal health protection products, healthcare revenue cycle management, ticket brokering and marketing, event production and jet chartering. Digital Ally continues to add organizations that demonstrate the common traits of positive earnings, growth potential, innovation and organizational synergies.

For additional news and information please visit www.digitalally.com

Forward-Looking Statements

Statements made in this press release that are not descriptions of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of today’s date. All statements other than statements of historical fact are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and the Company assumes no duty to update forward-looking statements, except as required by law. Actual future results, performance or achievements may differ materially from historical results or those anticipated depending on a variety of factors, some of which are beyond the control of the Company, including, but not limited to, the risks described from time to time in the Company’s periodic filings with the SEC, including, without limitation, the risks described in the Company’s 2023 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (as applicable). These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and the Company undertakes no duty to update this information.

Contact Information

Stanton Ross, CEO

Tom Heckman, CFO

Digital Ally, Inc.

913-814-7774

info@digitalallyinc.com